Exhibit 10.2

Execution Version

MOLSON COORS BEVERAGE COMPANY

GENERAL WAIVER AND RELEASE AGREEMENT

By signing this General Waiver and Release Agreement (“Agreement”), ANNE-MARIE WIELAND D’ANGELO (the “Executive”), will receive the consideration outlined herein and will release all claims (except as otherwise provided in Section 2) against MOLSON COORS BEVERAGE COMPANY and all of its direct and indirect subsidiaries (together, the “Company”) and the Molson Coors Released Parties as outlined below:

WHEREAS, Executive currently serves as the Chief Legal and Government Affairs Officer of the Company;

WHEREAS, Executive resigned from all her positions at the Company on April 6, 2023 (the “Resignation Date”);

WHEREAS, the Company and Executive mutually agreed that Executive shall provide services as an independent contractor for the Company as governed by the terms of a separate consulting services agreement; and

WHEREAS, to facilitate Executive’s transition from employment with the Company, the Company and Executive wish to fully and finally set forth the terms of Executive’s separation, as described herein.

NOW THEREFORE, in consideration of the representations, promises, covenants, agreements and acknowledgments made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	Consulting Agreement and Acknowledgment of No Separation Payments.

As consideration for Executive’s promises in this Agreement, including in particular the release which forms a material part of this Agreement, if Executive enters into and abides by this Agreement, Executive will receive the following:

a.	The Company will enter into a consulting agreement concurrently with this Agreement to provide services as an independent contractor for the Company from the Resignation Date through December 31, 2023 (the “Consulting Agreement”). For the avoidance of doubt, if Executive does not enter into this Agreement, Executive will not receive any of the pay or benefits set forth in the Consulting Agreement.

b.	Executive acknowledges and agrees that the Consulting Agreement and benefits thereunder constitutes good and valuable consideration for Executive’s release of claims in this Agreement.

c.	Executive understands and agrees that Executive has been paid all compensation and wages owed to Executive by the Company, and that the benefits provided for in this Section 1 are above and beyond any payment to which Executive is already entitled. For the avoidance of doubt, such compensation and wages includes wages, holiday pay, bonuses, allowances, accrued but unpaid sick/vacation pay, and any other amounts to which Executive is statutorily entitled. Executive further understands that Executive will not receive any compensation, long-term or short-term incentives or benefits other than what is set forth in this Section 1 or the Consulting Agreement.

2.	Releases of Claims and Exception Thereto.

a.	General Release of Claims. Except as described below and to the extent permitted by law, Executive hereby waives and releases the Molson Coors Released Parties (as defined in Section 5) from, and covenant not to sue the Molson Coors Released Parties with respect to, any and all claims Executive has against the Molson Coors Released Parties. The release in this Section 2.a shall be referred to as the “General Release”. Claims released pursuant to this General Release include, but are not limited to, any claims, causes of action, rights, actions, suits, charges, or disputes that have been or could have been asserted against any one of the Molson Coors Released Parties arising out of, in connection with, or in any way related to: Executive’s employment with or separation from the Company; any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract; any pay, compensation, or benefits, including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits; unlawful or tortious conduct; fiduciary breach; whistleblowing; any alleged misrepresentation, fraud, defamation, slander, disparagement, interference with contract, intentional or negligent infliction of emotional distress, personal injury, sexual harassment, negligence or wrongful discharge; any federal, state or local law, statute, ordinance or regulation, including but not limited to all labor and employment discrimination, harassment or retaliation laws except those described in Section 2.b; and any and all claims for alleged violation of the National Labor Relations Act (NLRA) (to the extent permitted by law), Title VII of the Civil Rights Act (Title VII), the Equal Pay Act (EPA), the Americans With Disabilities Act of 1990 (ADA), the Older Workers Benefit Protection Act (OWBPA); the Employee Retirement income Security Act (excluding vested benefits) (ERISA); the Rehabilitation Act, the Occupational Safety and Health Act (OSHA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the Illinois Human Rights Act (IHRA), the Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, and the Illinois Biometric Information Privacy Act (all as amended), all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law; and any participation in any class, collective, or representative action against the Company.

EXCEPTION:  Executive understands that nothing in this Agreement shall be construed to prohibit her from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC) or a state or local fair employment practices agency, National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) or any other government agency charged with enforcement of any law (“Government Agencies”).  However, Executive understand that Executive is waiving the right to recover monetary damages or other relief in connection with any such charge, including class or collective action rulings, but not the right to receive an award pursuant to any whistleblower provisions for information provided to any Government Agencies.  This Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

Further, this General Release does not apply to, waive or affect any rights or claim relating to (i) directors’ and officers’ liability insurance coverage, legal liability insurance or any right of indemnification under the Company’s or its affiliates’ organizational documents, applicable law or otherwise (which shall expressly survive and continue following Executive’s termination of employment), (ii) any right to the payments and benefits to which Executive is entitled under the Consulting Agreement, and (iii) any rights Executive may have as a member or holder of equity or other securities of the Company or its affiliates.

b.	Executive is not aware of any unreported compliance concerns or other unreported concerns related to or claims against the Company or any Molson Coors Released Parties, as defined in Section 5 below. Executive agrees that: (i) no one has interfered with Executive’s ability to report within the Company possible violations of any law, and (ii) it is the Company’s policy to encourage such reporting.

c.	The Company hereby represents that it is not aware (based upon reasonable investigation) of any claims or causes of action against Executive.

3.	Claims to Which Agreement Applies.

Except as otherwise provided in Section 2.b, the release in this Agreement applies both to claims which are now known or are later discovered. However, the release in this Agreement does not apply to any claims that may arise after the date Executive executes the Agreement. Nor does the release in this Agreement apply to any claims which may not be released under applicable law.

4.	Promise Not To Sue.

A “promise not to sue” means Executive promises not to sue the Company or any Molson Coors Released Parties, as defined in Section 5 below, in court. This is different from the General Release above. Besides releasing claims covered by that General Release, Executive agrees never to sue the Company or any Molson Coors Released Parties for any reason covered by that General Release. Executive shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Company or any Molson Coors Released Parties based on Executive’s employment with or provision of services to the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Executive shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Executive institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Executive’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. If Executive sues the Company or any Molson Coors Released Parties in violation of this Agreement, Executive shall be required to pay that party’s reasonable attorney fees and other litigation costs incurred in defending against Executive’s suit. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement and may terminate the Consulting Agreement immediately for cause, without any penalties or breach thereunder.

5.	Agreement Covers Claims Against Released Parties.

For purposes of this Agreement, the term “Molson Coors Released Parties” includes Molson Coors Beverage Company and any of its present, former and future owners, parents, affiliates and subsidiaries and its and their directors, officers, members, shareholders, employees, agents, servants, representatives, predecessors, successors, and assigns, in each case, in their capacity as such. Therefore, the claims released include claims Executive has against any such persons or entities.

6.	Waiver of Re-Employment.

In consideration of the benefits described in Section 1 of this Agreement, Executive agrees not to seek employment, including temporary work, with the Company, and Executive expressly waives any right to do so. Executive further agrees that if Executive inadvertently applies for employment with any such entity, Executive will immediately withdraw such application upon notification. Executive further agrees and recognizes that if Executive applies and/or is hired by the Company, this Agreement is sufficient and appropriate legal grounds for the Company to deny employment and/or terminate Executive’s employment.

7.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this Agreement, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.

8.	Agreement Binding on Employee and Related Parties.

This Agreement shall be binding upon Executive and Executive’s agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

9.	Recovery of Outstanding Debts or Damages.

Executive agrees that if at the time Executive signs this Agreement, or any time during Executive’s consulting period under the terms of the Consulting Agreement, the Company learns of any bona fide outstanding debts, damages or theft caused or owed by Executive that the Company has Executive’s consent to deduct any said debts or damages from Executive’s consulting pay and that, if requested, Executive will provide consent in writing to the Company at the time of the deduction.

10.	Applicable Law.

Illinois law will apply in connection with any dispute or proceeding concerning this Agreement, without regard to choice of law rules.

11.	Additional Consideration.

Executive has executed this Agreement in consideration for the benefits described in Section 1 above. Executive acknowledges that these benefits represent consideration in addition to anything of value that Executive is otherwise entitled to receive from the Company. These benefits are sufficient to support this Agreement.

12.	Confidentiality.

In exchange for the payments and benefits described in Section 1 above, except as otherwise provided in Section 2 and as provided in this section, Executive agrees that Executive will not divulge proprietary or confidential information relating to the Company.

EXCEPTION: Executive agrees that Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.  Additionally, in the event Executive files a lawsuit against the Company for retaliation by the Company against Executive for reporting a suspected violation of law, Executive understands that Executive has the right to provide trade secret information to Executive’s attorney and use the trade secret information in the court proceeding, although Executive must file any document containing the trade secret under seal and Executive may not disclose the trade secret, except pursuant to court order.

13.	Non-Disparagement.

In exchange for the payments and benefits described in Section 1 above, except as otherwise provided in Section 2, Executive agrees not to engage in any disparaging, harassing, intimidating, threatening or otherwise detrimental conduct, comments, action or behavior (whether in person or via telephone, mail, e-mail, on social media, or otherwise) about the Molson Coors Released Parties, as defined in Section 5, or their products, services or practices. In particular, Executive agrees not to do or say anything which criticizes or disparages the Molson Coors Released Parties, or its or their products, services, management, conduct, policies or practices; or which disrupts or impairs the Company’s normal, ongoing business operations; or which harms the Company’s reputation with its employees, customers, counsel, or the public.

The Company agrees that it will not direct, instruct or consent to anyone in their Company capacity to make or otherwise communicate any malicious or false remarks about the Executive, and will specifically direct (and use reasonable efforts to maintain compliance with such direction) its directors and executive officers to not make any such false and malicious remarks about Executive, including any such false and malicious comments about Executive’s employment with or resignation of employment with the Company.

14.	Employment Verification/References.

After this Agreement becomes effective, Executive agrees to instruct future prospective employers to make inquiries concerning Executive’s employment at the Company to The Work Number at www.theworknumber.com or (800) 367-5690 and enter Employer Code 10119. In response to any such inquiries concerning Executive’s employment, the Company will disclose only dates of employment and last job title.

15.	Voluntary Agreement and Opportunity to Consider this Agreement.

By signing this Agreement, Executive acknowledges and agrees that Executive has been advised of and understand the following: (i) Executive has carefully read and fully understand all provisions of this Agreement; (ii) Executive is receiving valid consideration for this Agreement that is in addition to anything of value to which Executive is already entitled; (iii) this Agreement does not waive rights or claims that may arise after it is executed; (iv) by signing this Agreement, Executive is waiving rights under the ADEA (and as amended by the OWBPA); (v) Executive has been advised and given the opportunity to consult with an attorney of Executive’s choice before signing this Agreement; (vii) solely with respect to Executive’s release of any claims under the ADEA, Executive has been provided twenty-one (21) days to consider this Agreement before signing it or Executive has freely and knowingly waived the right to consider this Agreement for a full twenty-one (21) days by executing the Agreement before the expiration of the 21-day period; and (viii) Executive has a full seven (7) days following the execution of this Agreement to revoke this Agreement solely with respect to any claims under the ADEA and the remainder of the Agreement will remain effective as of the Effective Date, as defined in Section 23 below. To revoke, Executive must deliver a written statement of revocation to Dave Osswald no later than midnight on the seventh (7th) day after Executive signed this Agreement. If Executive revokes with respect to the claims under the ADEA, Executive will forfeit the right to provide services under the Consulting Agreement and the consulting consideration provided thereunder, as provided in Section 1 above, Executive will receive and retain one thousand dollars ($1,000) of consideration for the Agreement and the remaining terms and conditions of the Agreement will continue to apply.

16.	All Representations in Documents.

In entering into this Agreement, Executive acknowledges that Executive has not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Agreement. This Agreement sets forth the entire agreement between the Company and Executive and completely supersedes any prior agreements, oral statements or understandings concerning the termination of Executive’s employment and any benefits Executive might receive following that termination. This Agreement does not supersede Executive’s obligations and the Company’s rights under any confidentiality, intellectual property, or any other restrictive covenant Executive may have signed with the Company. Executive further acknowledges that the severance payments and other benefits provided in this Agreement constitute a compromise settlement payment of expenses, costs, attorney fees, compensatory damages, punitive damages, and any damages alleged to have been sustained by Executive, and waiver of Executive’s present and future employment rights. Executive agrees that Executive is not entitled to any other severance, benefits, vacation, bonus, commission, paid time off, other wages, or other payments of any kinds, except those described in this Agreement.

17.	Consultation with Attorney.

The Company hereby advises Executive to consult with an attorney before signing this Agreement and Executive has done so or had the opportunity to do so.

18.	Suit in Violation of this Agreement—Loss of Payments and Benefits and Payment of Costs.

Executive understands and agrees that if Executive breaches any obligations under this Agreement, Executive shall forfeit entitlement to any benefits under this Agreement and may be required by the Company to repay any payments or benefits Executive has already received. If Executive brings an action against the Molson Coors Released Parties in violation of this Agreement or if Executive brings an action asking that the Agreement be declared invalid or unenforceable, Executive agrees that prior to the commencement of such an action Executive will tender back to the Company all payments which Executive has received as consideration for this Agreement and that all remaining payments and benefits to be provided to Executive as consideration for this Agreement will permanently cease as of the date such action is initiated. If Executive’s action is unsuccessful or if the Company successfully brings an action for Executive’s failure to comply with the terms of this Agreement, Executive further agrees that Executive will pay all costs, expenses and reasonable attorneys’ fees incurred by the Company in its successful defense against the Executive’s action or in its successful prosecution of the action it brought. However, the previous sentences shall not be applicable to an action if Executive brings it to challenge the validity of this Agreement under the Age Discrimination in Employment Act (which Executive may do without penalty under this Agreement). Executive understands that nothing in this Agreement prohibits or limits Executive’s right to challenge the validity of this Agreement under the Older Worker’s Benefit Protection Act (“OWBPA”).

Notwithstanding anything set forth herein to the contrary, the Executive shall not be deemed to have breached this Agreement unless the Company has provided the Executive with written notice detailing such breach and provided the Executive with a reasonable opportunity to cure such breach (if curable).

19.	Partial Invalidity of Agreement.

If any part of this Agreement is held to be unenforceable, invalid or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

20.	Headings.

The headings and subheadings in this Agreement are inserted for convenience and are not to be used in construing the Agreement.

21.	Return of Property.

Executive agrees to immediately return to the Company all Company documents, equipment and property, including but not limited to, all reports, memoranda, records, computerized information, memory devices, phone, keys, employee ID, manuals, and other property which Executive prepared and/or received in connection with Executive’s affiliation with the Company and which are currently in Executive’s possession, care, custody, or control. Executive agrees not to retain any copies, duplicates, or portions of such Company documents or information. The benefits provided for in this Agreement will be contingent on Executive’s timely return of such property in reasonable condition.

Notwithstanding the foregoing, Executive shall retain her laptop computer and any hardware reasonably related to continued operation of the laptop computer. Company shall be entitled to and responsible for the removal of any Company-related information from the hard drive of such laptop.

22.	No Liability.

Executive understands that neither this Agreement, the Company’s furnishing of the consideration for the release in this Agreement, nor any action taken by the Company in compliance with the terms of this Agreement constitutes or shall be construed as an admission of liability by the Company or that the Company has engaged in unlawful conduct, nor shall it in any way support a finding that Executive is a “prevailing party” within the meaning of any statute.

23.	Effective Date.

This Agreement shall be effective and was executed by the Parties on the Resignation Date and shall be effective on the eighth (8th) calendar day after Executive executes this Agreement solely with respect to the release of any claims under the ADEA (together the “Effective Date”).

24.	Entire Agreement.

This Agreement, which incorporates the Reaffirmation attached hereto as Exhibit A and the Consulting Agreement entered into concurrently with this Agreement, is the complete understanding between the Company and me. It replaces any other agreements, representations or promises, written or oral related to the matters described herein. To the extent another agreement remains legally binding on the Company and/or the Executive and the terms of such agreement conflict with the terms herein, the agreement including terms that are more favorable to the Company shall govern.

Executive’s agreement with the terms and conditions of this Agreement is signified by Executive’s signature below. Furthermore, Executive acknowledges that Executive has read and understand this Agreement and that Executive has signed this release of all claims voluntarily and without coercion, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Agreement. Executive is aware that this Agreement includes a release of all known and unknown claims. By signing below, Executive agrees Executive had the opportunity to negotiate this Agreement with the Company and this Agreement shall not be construed for or against either party as a drafter of its terms. Executive further agrees that Executive was advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MOLSON COORS BEVERAGE CO.		EXECUTIVE

By:	/s/ Gavin Hattersley	By:	/s/ Anne-Marie Wieland D'Angelo

Name:	Gavin Hattersley	Name:	Anne-Marie Wieland D'Angelo

Title:	CEO

Date:	April 6, 2023	Date:	April 6, 2023

EXHIBIT A

MOLSON COORS BEVERAGE COMPANY

REAFFIRMATION OF THE GENERAL WAIVER AND RELEASE AGREEMENT

This Reaffirmation of the General Waiver and Release Agreement (“Reaffirmation”) supplements the attached General Waiver and Release Agreement, dated April 6, 2023 (the “Agreement”) previously entered into between ANNE-MARIE WIELAND D’ANGELO, (for herself, her family, beneficiaries and anyone acting for her) (the “Executive”), and MOLSON COORS BEVERAGE COMPANY and all of its direct and indirect subsidiaries (together, the “Company”) and the Molson Coors Released Parties.

1.	Executive hereby reaffirms the validity and terms of the Agreement, which is incorporated by reference into this Reaffirmation. Executive reaffirms that Executive has complied with all the terms of the Agreement and that Executive will continue to do so. Executive also reaffirms agreement to all the terms of the Agreement.

2.	The Company hereby reaffirms the validity and terms of Agreement, which is incorporated by reference into this Reaffirmation. The Company reaffirms that it has complied with all the terms of the Agreement and that it will continue to do so. The Company also reaffirms its agreement to all the terms of the Agreement.

3.	In consideration of the promises and covenants made in the Agreement, Executive hereby unconditionally and irrevocably releases, waives, discharges, and gives up, to the fullest extent permitted by law, any and all claims covered by the General Release that Executive may have against any of the Molson Coors Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Reaffirmation to the Company. This paragraph releases all Released Claims including those of which Employee is not aware, to the extent permitted by law. Executive specifically releases any and all claims arising out of Executive’s employment or termination of employment with the Company. Executive expressly acknowledges and agrees that, by entering into this Reaffirmation, Executive is releasing and waiving any and all released claims, including, without limitation, claims that Executive may have arising under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”), which have arisen on or before the date of Executive’s execution and delivery of this Reaffirmation to the Company. Notwithstanding the foregoing, this release does not include the matters set forth in the subsection captioned “Exception” in Section 2 of the Agreement.

4.	Executive agrees that Executive has been advised of and acknowledge the following:

a.	Executive has carefully read and fully understand all provisions of this Reaffirmation;

b.	Executive is receiving valid consideration for this Reaffirmation that is in addition to anything of value to which Executive is already entitled;

c.	this Reaffirmation does not waive rights or claims that may arise after it is executed;

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d.	by signing this Reaffirmation, Executive is waiving rights under the ADEA as amended by the OWBPA;

e.	Executive has been advised and given the opportunity to consult with an attorney of Executive’s choice before signing this Reaffirmation; Executive was provided twenty-one (21) days to consider this Reaffirmation before signing it; and

f.	Executive may revoke this Reaffirmation at any time up to seven (7) days after signing this Reaffirmation. The Reaffirmation shall not become effective until the revocation period has expired.

After Executive signs this Reaffirmation, Executive acknowledges the Reaffirmation may be revoked within seven (7) days by sending written notice of revocation to Dave Osswald. This Reaffirmation is not effective or enforceable until the revocation period expires.

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IN WITNESS WHEREOF, the parties have caused this Reaffirmation to be executed by their duly authorized representatives.

MOLSON COORS BEVERAGE CO.	EXECUTIVE

By:	By:

Name:	Name:	Anne-Marie Wieland D'Angelo

Title:

Date:	Date:

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